EXHIBIT 99.1
WESTLAKE CHEMICAL PARTNERS LP

Contact—(713) 585-2900
Investors—Steve Bender
Media—L. Benjamin Ederington

Westlake Chemical Partners LP Announces Fourth Quarter and Full Year 2016 Earnings

•	Quarterly net income attributable to the Partnership of $10.9 million, or $0.39 per unit

•	Quarterly MLP distributable cash flow of $11.8 million

•	Increased quarterly cash distribution by 2.89% to $0.3450 per unit

•	Final Internal Revenue Service regulations uphold previous favorable private letter ruling granted on ethylene to Westlake Chemical Corporation
Westlake Chemical Partners LP (NYSE: WLKP) (the "Partnership") today reported net income attributable to the Partnership of $10.9 million, or $0.39 per limited partner unit, for the three months ended December 31, 2016, an increase of $0.1 million compared to fourth quarter 2015 net income attributable to the Partnership of $10.8 million. The increase in net income attributable to the Partnership as compared to the prior-year period was primarily due to higher production volumes at Westlake Chemical OpCo LP’s (“OpCo”) Petro 1 facility in Lake Charles, Louisiana resulting from the 250 million pound ethylene expansion completed in July 2016. For the three months ended December 31, 2016, cash flow from operations was $110.4 million, a decrease of $10.9 million compared to fourth quarter 2015 cash flow from operations of $121.3 million. This decrease in cash flow from operations was due to an increase in working capital, partially offset by increased production. For the three months ended December 31, 2016, MLP distributable cash flow was $11.8 million, an increase of $1.7 million compared to fourth quarter 2015 MLP distributable cash flow of $10.1 million. The increase in MLP distributable cash flow as compared to the prior-year period was primarily due to higher production volumes at Petro 1 resulting from the 250 million pound ethylene expansion project.
The fourth quarter 2016 net income attributable to the Partnership of $10.9 million, or $0.39 per limited partner unit, increased by $2.2 million from third quarter 2016 net income attributable to the Partnership of $8.7 million, or $0.32 per limited partner unit. Fourth quarter 2016 cash flow from operations of $110.4 million increased by $118.3 million compared to third quarter 2016 cash flow from operations of $(7.9) million. Fourth quarter 2016 MLP distributable cash flow of $11.8 million increased by $5.0 million compared to third quarter 2016 MLP distributable cash flow of $6.8 million. The increase in net income attributable to the Partnership, cash flow from operations and MLP distributable cash flow as compared to the prior quarter was primarily due to higher production volumes, lower capital expenditures at Petro 1 and a decrease in working capital following the completion of the 250 million pound ethylene expansion at Petro 1 in July 2016.
For the full year 2016, net income attributable to the Partnership of $40.9 million, or $1.50 per limited partner unit, increased by $1.1 million when compared to full year 2015 net income attributable to the Partnership of $39.8 million, or $1.47 per unit. Cash flow from operations of $287.7 million for 2016 decreased by $164.7 million when compared to cash flow from operations of $452.4 million for 2015 due to lower production at Petro 1 and an unplanned outage at OpCo’s facility in Calvert City, Kentucky, increases in working capital and turnaround expenditures at Petro 1. MLP distributable cash flow of $32.4 million for 2016 decreased by $5.3 million, when compared to 2015 MLP distributable cash flow of $37.7 million, primarily as a result of lower production due to the Petro1 expansion project as well as the unplanned outage at Calvert City in June and July 2016.

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On January 19, 2017, the Internal Revenue Service (“IRS”) and U.S. Department of Treasury (“Treasury”) issued final regulations under section 7704(d)(1)(E) of the Internal Revenue Code (the “Code”) relating to qualifying income from the processing, refining and transportation of minerals or natural resources, which allows a business to be treated as a partnership for U.S. federal tax purposes. Our sponsor, Westlake Chemical Corporation (“Westlake”), previously requested and received a favorable private letter ruling from the IRS prior to the formation and initial public offering of the Partnership to the effect that the production, transportation, storage and marketing of ethylene constitutes “qualifying income” within the meaning of section 7704(d)(1)(E). The final regulations issued by the IRS and Treasury uphold Westlake’s private letter ruling and holds that the Partnership’s activities constitute “qualifying income.”
On January 27, 2017, the Board of Directors of Westlake Chemical Partners GP LLC, the general partner of the Partnership, announced a quarterly distribution for the fourth quarter of 2016 of $0.3450 per limited partner unit to be payable on February 22, 2017 to unit holders of record as of February 7, 2017. The fourth quarter 2016 distribution increased 12.0% compared to the fourth quarter 2015 distribution and 2.89% compared to the third quarter 2016 distribution. MLP distributable cash flow provided coverage of 1.26x the declared distributions for the fourth quarter of 2016. The increase in cash distributions is in line with the Partnership's targeted low double-digit distribution growth.
OpCo's sales agreement with Westlake is designed to provide for stable and predictable cash flows. The sales agreement provides that 95% of OpCo's ethylene production is sold to Westlake for a cash margin of $0.10 per pound, net of operating costs, maintenance capital expenditures and reserves for future turnaround expenditures.
“This quarter we achieved record production for the first full quarter following the 250 million pound expansion of the Petro 1 facility, which was completed in July 2016. This quarter’s performance highlights the strength of the Partnership as we saw the strongest quarterly coverage ratio since our IPO in August of 2014 while continuing to increase our distributions to unit holders,” said Albert Chao, President and Chief Executive Officer. Regarding the IRS’s final regulations regarding qualifying income, Chao stated “We appreciate the thorough process taken by the IRS and Treasury Department to reach their final decision and are pleased that the final regulations reconfirm and properly recognize these industry practices and remove uncertainty that our activities will continue to generate qualifying income under the Code.”

The statements in this release and the related teleconference relating to matters that are not historical facts are forward-looking statements. These forward-looking statements are subject to significant risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to, operating difficulties; the volume of ethylene that we are able to sell; the price at which we are able to sell ethylene; changes in the price and availability of feedstocks; changes in prevailing economic conditions; actions of Westlake Chemical Corporation; actions of third parties; inclement or hazardous weather conditions, including flooding, and the physical impacts of climate change; environmental hazards; changes in laws and regulations (or the interpretation thereof); inability to acquire or maintain necessary permits; inability to obtain necessary production equipment or replacement parts; technical difficulties or failures; labor disputes; difficulty collecting receivables; inability of our customers to take delivery; fires, explosions or other industrial accidents; our ability to borrow funds and access capital markets; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to the Partnership's Annual Report on Form 10-K for the year ended December 31, 2015, which was filed with the SEC in March 2016.
This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of the Partnership's distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, the Partnership's distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Use of Non-GAAP Financial Measures
This release makes reference to certain “non-GAAP” financial measures, such as MLP distributable cash flow, as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended. We report our financial results in accordance with U.S. generally accepted accounting principles ("GAAP"), but believe that certain non-GAAP financial measures, such as MLP distributable cash flow and EBITDA, provide useful supplemental information to investors regarding the underlying business trends and performance of our ongoing operations and are useful for period-over-period comparisons of such operations. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with GAAP. A reconciliation of MLP distributable cash flow and EBITDA to net income and net cash provided by operating activities can be found in the financial schedules at the end of this release. We define distributable cash flow as net income plus depreciation and amortization, less contributions from turnaround reserves and maintenance capital expenditures. We define MLP distributable cash flow as distributable cash flow less distributable cash flow attributable to Westlake's noncontrolling interest in OpCo and distributions attributable to incentive distribution rights holder. MLP distributable cash flow does not reflect changes in working capital balances. We define EBITDA as net income before interest expense, income taxes, depreciation and amortization. Because MLP distributable cash flow and EBITDA may be defined differently by other companies in our industry, our definition of MLP distributable cash flow and EBITDA may not be comparable to similarly titled measures of other companies.

Westlake Chemical Partners LP
Westlake Chemical Partners is a limited partnership formed by Westlake Chemical Corporation to operate, acquire and develop ethylene production facilities and other qualified assets. Headquartered in Houston, Texas, the Partnership owns a 13.3% interest in Westlake Chemical OpCo LP. Westlake Chemical OpCo LP's assets consist of three ethylene production facilities in Calvert City, Kentucky, and Lake Charles, Louisiana and an ethylene pipeline. For more information about Westlake Chemical Partners LP, please visit http://www.wlkpartners.com .

Westlake Chemical Partners LP Conference Call Information:
A conference call to discuss Westlake Chemical Partners' fourth quarter and full year 2016 results will be held February 21, 2017 at 12:00 PM Eastern Time (11:00 AM Central Time). To access the conference call, dial (855) 765-5686 or (234) 386-2848 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 55489298.
A replay of the conference call will be available beginning two hours after its conclusion until 11:59 p.m. Eastern Time on February 28, 2017. To hear a replay, dial (855) 859-2056 or (404) 537-3406 for international callers. The replay passcode is 55489298.
The conference call will also be available via webcast at: http://edge.media-server.com/m/p/g6rkz2s6 and the earnings release can be obtained via the Partnership web page at: http://westlakepartners.investorroom.com/news-events.

WESTLAKE CHEMICAL PARTNERS LP ("WESTLAKE PARTNERS")
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015

	(In thousands of dollars, except per unit data)
Revenue
Net sales—Westlake Chemical Corporation ("Westlake")	$246,860	$213,480	$853,719	$834,918
Net co-product, ethylene and other sales—third parties	47,077	35,026	133,017	172,303
Total net sales	293,937	248,506	986,736	1,007,221
Cost of sales	188,202	150,524	595,405	624,339
Gross profit	105,735	97,982	391,331	382,882
Selling, general and administrative expenses	7,154	5,724	24,887	23,550
Income from operations	98,581	92,258	366,444	359,332
Other income (expense)
Interest expense—Westlake	(5,226)	(1,173)	(12,607)	(4,967)
Other income, net	371	195	601	160
Income before income taxes	93,726	91,280	354,438	354,525
Provision for income taxes	145	105	1,035	672
Net income	93,581	91,175	353,403	353,853
Less: Net income attributable to noncontrolling interests in Westlake Chemical OpCo LP ("OpCo")	82,730	80,390	312,463	314,022
Net income attributable to Westlake Partners	$10,851	$10,785	$40,940	$39,831

Net income per limited partners unit attributable to Westlake Partners (basic and diluted)
Common units	$0.39	$0.40	$1.50	$1.47
Subordinated units	$0.39	$0.40	$1.50	$1.47

Distributions declared per unit	$0.3450	$0.3080	$1.3230	$1.1813

MLP distributable cash flow	$11,762	$10,059	$32,405	$37,730

Distribution declared
Limited partner units—public	$4,463	$3,985	$17,116	$15,283
Limited partner units—Westlake	4,872	4,350	18,684	16,683
Incentive distribution rights	142	—	281	—
Total distribution declared	$9,477	$8,335	$36,081	$31,966
EBITDA	$129,690	$113,026	$465,255	$440,702

WESTLAKE CHEMICAL PARTNERS LP ("WESTLAKE PARTNERS")
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31, 2016	December 31, 2015

	(In thousands of dollars)
ASSETS
Current assets
Cash and cash equivalents	$88,900	$169,559
Accounts receivable, net—Westlake	126,977	39,655
Accounts receivable, net—third parties	12,085	11,927
Inventories	3,934	3,879
Prepaid expenses and other current assets	269	267
Total current assets	232,165	225,287
Property, plant and equipment, net	1,222,238	1,020,469
Other assets, net	100,825	44,593
Total assets	$1,555,228	$1,290,349

LIABILITIES AND EQUITY
Current liabilities (accounts payable and accrued liabilities)	$37,777	$57,694
Long-term debt payable to Westlake	594,629	384,006
Other liabilities	1,859	1,482
Total liabilities	634,265	443,182
Common unitholders—public	297,367	294,565
Common unitholder—Westlake	4,813	4,502
Subordinated unitholder—Westlake	42,534	39,786
General partner—Westlake	(242,430)	(242,572)
Accumulated other comprehensive income	200	280
Total Westlake Partners partners' capital	102,484	96,561
Noncontrolling interest in OpCo	818,479	750,606
Total equity	920,963	847,167
Total liabilities and equity	$1,555,228	$1,290,349

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WESTLAKE CHEMICAL PARTNERS LP ("WESTLAKE PARTNERS")
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Twelve Months Ended December 31,
	2016	2015

	(In thousands of dollars)
Cash flows from operating activities
Net income	$353,403	$353,853
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	98,210	81,210
Other balance sheet changes	(163,887)	17,479
Net cash provided by operating activities	287,726	452,542
Cash flows from investing activities
Additions to property, plant and equipment	(299,638)	(231,185)
Proceeds from disposition of assets	157	—
Net cash used for investing activities	(299,481)	(231,185)
Cash flows from financing activities
Proceeds from debt payable to Westlake	212,175	291,709
Repayment of debt payable to Westlake	(1,552)	(135,341)
Quarterly distributions to noncontrolling interest retained in OpCo by Westlake	(244,590)	(310,842)
Quarterly distributions to unitholders	(34,937)	(31,074)
Net cash used for financing activities	(68,904)	(185,548)
Net (decrease) increase in cash and cash equivalents	(80,659)	35,809
Cash and cash equivalents at beginning of the year	169,559	133,750
Cash and cash equivalents at end of the year	$88,900	$169,559

WESTLAKE CHEMICAL PARTNERS LP ("WESTLAKE PARTNERS")
RECONCILIATION OF MLP DISTRIBUTABLE CASH FLOW TO NET INCOME
AND NET CASH (USED FOR) PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended September 30,	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2016	2015	2016	2015

	(In thousands of dollars)
Net cash (used for) provided by operating activities	$(7,907)	$110,356	$121,339	$287,726	$452,542
Changes in operating assets and liabilities and other	83,835	(16,820)	(30,261)	66,021	(99,145)
Deferred income taxes	(69)	45	97	(344)	456
Net income in the period	$75,859	$93,581	$91,175	$353,403	$353,853
Add:
Distributable cash flow attributable to noncontrolling interests in OpCo	(55,853)	(89,620)	(75,650)	(258,560)	(301,215)
Incentive distribution rights	(91)	(142)	—	(281)	—
Maintenance capital expenditures	(21,747)	(16,744)	(18,989)	(120,353)	(67,935)
Contribution to turnaround reserves	(17,625)	(6,051)	(7,050)	(40,014)	(28,183)
Depreciation and amortization	26,290	30,738	20,573	98,210	81,210
MLP distributable cash flow	$6,833	$11,762	$10,059	$32,405	$37,730

WESTLAKE CHEMICAL PARTNERS LP ("WESTLAKE PARTNERS")
RECONCILIATION OF EBITDA TO NET INCOME AND NET CASH
(USED FOR) PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended September 30,	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2016	2015	2016	2015

	(In thousands of dollars)
Net cash (used for) provided by operating activities	$(7,907)	$110,356	$121,339	$287,726	$452,542
Changes in operating assets and liabilities and other	83,835	(16,820)	(30,261)	66,021	(99,145)
Deferred income taxes	(69)	45	97	(344)	456
Net income	$75,859	$93,581	$91,175	$353,403	$353,853
Add:
Provision for income taxes	194	145	105	1,035	672
Interest expense	4,947	5,226	1,173	12,607	4,967
Depreciation and amortization	26,290	30,738	20,573	98,210	81,210
EBITDA	$107,290	$129,690	$113,026	$465,255	$440,702